EXHIBIT 23.1
 CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated October 21, 2014, with respect to the financial statements of First Tower Holdings of Delaware LLC, included in the Annual Report of Prospect Capital Corporation on Form 10-K/A, dated November 3, 2014, for the year ended June 30, 2014. We hereby consent to the inclusion of said report in the 10-K/A, dated November 3, 2014.

/s/ McGladrey LLP
McGladrey LLP
Raleigh, NC
November 3, 2014